SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 12, 2008

HMC/COURTLAND PROPERTIES
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

1-7865	59-1914299
(Commission File No)	(I.R.S. Employer Identification No.)

1870 S. Bayshore Drive Coconut Grove, Florida (Address of Principal Executive Offices)	33133 (Zip Code)

(305)854-6803
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-1(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On February 12, 2008, in response to a comment given to HMG/Courtland Properties, Inc. (the “Company”) by the staff of the Securities and Exchange Commission (“SEC”) concerning certain disclosures in our Form 10-KSB for the fiscal year ended December 31, 2006, and based upon our related discussions with the SEC, Company management has determined to revise the accounting for the Company’s investment in its former restaurant in Key West, Florida, using the equity method in accordance with EITF Topic D-46.  A cumulative error of $117,000 is related to the Company’s investment from its inception of the investment in 1999 through December 31, 2005. The error was the result of unavailable financial information and an incorrect application of the equity method under the applicable EITF accounting standard.

The Company’s previously issued financial statements and report of the Company’s independent registered public accounting firm contained in its annual report on Form 10-KSB for the year ended December 31, 2006 should no longer be relied upon.  As a result of the error described above, the Company will restate its consolidated financial statements for the year ended December 31, 2006.  The restated financial statements will be included in the Company’s annual report, Form 10-KSB, for the year ended December 31, 2007, and will be filed by management on or before March 15, 2008.

 The correction of the error will be reported as a cumulative effect adjustment in the amount of $117,000, as an adjustment to the opening balance of retained earnings for 2006.  Also, net loss for 2006 will decrease by $117,000 as a result of the restatement, and loss per share will decrease by $.11 in 2006.

The Company’s management has discussed the matter disclosed in this report with Berenfeld Spritzer Shechter & Sheer, the Company’s independent public accounting firm.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HMC/COURTLAND PROPERTIES, INC.

By: /S/ LAWRENCE ROTHSTEIN
Lawrence Rothstein
Principal Financial Officer

Date:  February 15, 2008